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                                                                    Exhibit 21.1




                         Subsidiaries of the Registrant



     Subsidiary                                           Jurisdiction of Organization
     ----------                                           ----------------------------
AMN Healthcare, Inc.                                             Nevada
Worldview Healthcare, Inc.                                       North Carolina
O'Grady-Peyton International (USA), Inc.                         Massachusetts
Preferred International Healthcare Staffing Limited              United Kingdom
O'Grady-Peyton International (Australia) (Pty) Ltd.              Australia
O'Grady-Peyton International Recruitment U.K. Limited            United Kingdom
O'Grady-Peyton International (SA) (Proprietary) Limited          South Africa